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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(No. 002-34393)	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 310	☒

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 (No. 811-01879)	☒
Amendment No. 293	☒

(Check appropriate box or boxes.)

JANUS INVESTMENT FUND

(Exact Name of Registrant as Specified in Charter)

151 Detroit Street, Denver, Colorado 80206-4805

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: 303-333-3863

Abigail Murray – 151 Detroit Street, Denver, Colorado 80206-4805

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

This Post-Effective Amendment No. 310 to the Registration Statement on Form N-1A (File No. 002-34393) is being filed pursuant to Rule 462(d) under the Securities Act, solely for the purpose of filing certain revised exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 310 consists only of a facing page, this explanatory note, Part C of the Registration Statement, the Index of Exhibits, and the exhibits to the Registration Statement listed thereon. This Post-Effective Amendment No. 310 does not modify the Prospectus or Statement of Additional Information included in Post-Effective Amendment No. 309 to the Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the “SEC”) on August 16, 2022. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 310 shall become effective immediately upon filing with the SEC. The contents of the Registration Statement are hereby incorporated by reference.

JANUS INVESTMENT FUND
PART C - OTHER INFORMATION
ITEM 28.
Exhibits
Exhibit (a) – Articles of Incorporation
(a)(1)
Amended and Restated Agreement and Declaration of Trust, dated March 18, 2003, is incorporated herein by reference to Exhibit 1(ii) to Post-Effective Amendment No. 109, filed on April 17, 2003 (File No. 2-34393).

(a)(2)
Certificate of Amendment Establishing and Designating Series, dated September 16, 2003, is incorporated herein by reference to Exhibit 1(jj) to Post-Effective Amendment No. 110, filed on December 23, 2003 (File
No. 2-34393).

(a)(3)
Form of Certificate of Establishment and Designation for Janus Research Fund and Janus Explorer Fund is
incorporated herein by reference to Exhibit 1(kk) to Post-Effective Amendment No. 112, filed on
December 10, 2004 (File No. 2-34393).

(a)(4)	Certificate Redesignating Janus Explorer Fund is incorporated herein by reference to Exhibit 1(ll) to Post-Effective Amendment No. 113, filed on February 24, 2005 (File No. 2-34393).
(a)(5)	Certificate Redesignating Janus Flexible Income Fund is incorporated herein by reference to Exhibit 1(mm) to Post-Effective Amendment No. 114, filed on October 14, 2005 (File No. 2-34393).
(a)(6)
Form of Certificate of Establishment and Designation of Janus Smart Portfolios is incorporated herein by reference to Exhibit 1(nn) to Post-Effective Amendment No. 114, filed on October 14, 2005 (File No.
2-34393).

(a)(7)	Form of Certificate Redesignating Janus Risk-Managed Stock Fund is incorporated herein by reference to Exhibit 1(oo) to Post-Effective Amendment No. 117, filed on February 27, 2006 (File No. 2-34393).
(a)(8)
Certificate of Amendment of the Amended and Restated Agreement and Declaration of Trust is incorporated herein by reference to Exhibit 1(a) to N-14/A Pre-Effective Amendment No. 1, filed on August 8, 2006 (File
No. 2-34393).

(a)(9)
Certificate of Amendment of the Amended and Restated Agreement and Declaration of Trust is incorporated herein by reference to Exhibit 1(b) to N-14/A Pre-Effective Amendment No. 1, filed on August 8, 2006 (File
No. 2-34393).

(a)(10)
Certificate of Amendment of the Amended and Restated Agreement and Declaration of Trust is incorporated herein by reference to Exhibit 1(ss) to Post-Effective Amendment No. 119, filed on December 19, 2006 (File
No. 2-34393).

(a)(11)	Certificate Redesignating Janus Mercury Fund is incorporated herein by reference to Exhibit 1(tt) to Post-Effective Amendment No. 120, filed on February 28, 2007 (File No. 2-34393).
(a)(12)
Certificate Redesignating Janus Mid Cap Value Fund, dated December 23, 2008, is incorporated herein by reference to Exhibit 1(vv) to Post-Effective Amendment No. 123, filed on February 27, 2009 (File No.
2-34393).

(a)(13)
Certificate Redesignating Janus Small Cap Value Fund, dated December 23, 2008, is incorporated herein by reference to Exhibit 1(ww) to Post-Effective Amendment No. 123, filed on February 27, 2009 (File No.
2-34393).

(a)(14)
Amendment to Certificate Redesignating Janus Mid Cap Value Fund, dated December 30, 2008, is incorporated herein by reference to Exhibit 1(xx) to Post-Effective Amendment No. 123, filed on
February 27, 2009 (File No. 2-34393).

(a)(15)
Amendment to Certificate Redesignating Janus Small Cap Value Fund, dated December 30, 2008, is incorporated herein by reference to Exhibit 1(yy) to Post-Effective Amendment No. 123, filed on
February 27, 2009 (File No. 2-34393).

(a)(16)
Certificate Redesignating INTECH Risk-Managed Stock Fund, dated February 24, 2009, is incorporated herein by reference to Exhibit 1(zz) to Post-Effective Amendment No. 123, filed on February 27, 2009 (File
No. 2-34393).

(a)(17)
Form of Certificate of Establishment and Designation of Series and Share Classes is incorporated herein by reference to Exhibit (a)(20) to Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(a)(18)
Form of Certificate of Establishment, Designation and Redesignation of Share Classes is incorporated herein by reference to Exhibit (a)(21) to Post-Effective Amendment No. 126, filed on July 2, 2009 (File No.
2-34393).

(a)(19)
Form of Certificate of Establishment, Designation and Redesignation of Share Classes is incorporated herein by reference to Exhibit (a)(22) to Post-Effective Amendment No. 130, filed on February 16, 2010 (File No.
2-34393).

(a)(20)
Certificate Redesignating Janus Global Opportunities Fund, dated July 7, 2010, is incorporated herein by reference to Exhibit (a)(23) to Post-Effective Amendment No. 132, filed on July 30, 2010 (File No. 2-34393).

(a)(21)
Certificate Redesignating Janus Smart Portfolio – Growth, Janus Smart Portfolio – Moderate, and Janus
Smart Portfolio – Conservative, dated July 22, 2010, is incorporated herein by reference to Exhibit (a)(25) to
Post-Effective Amendment No. 133, filed on August 25, 2010 (File No. 2-34393).

(a)(22)
Certificate Redesignating Janus Orion Fund, dated September 14, 2010, is incorporated herein by reference to
Exhibit (a)(27) to Post-Effective Amendment No. 134, filed on October 15, 2010 (File No. 2-34393).

(a)(23)
Certificate of Establishment and Designation of Series and Share Classes (Janus Emerging Markets Fund and
Janus Global Bond Fund) is incorporated herein by reference to Exhibit (a)(29) to Post-Effective Amendment
No. 137, filed on December 27, 2010 (File No. 2-34393).

(a)(24)
Form of Certificate of Establishment and Designation of Share Classes (Janus Venture Fund) is incorporated herein by reference to Exhibit (a)(31) to Post-Effective Amendment No. 148, filed on May 2, 2011 (File No.
2-34393).

(a)(25)
Certificate of Establishment and Designation of Series and Share Classes (Janus Asia Equity Fund) is
incorporated herein by reference to Exhibit (a)(34) to Post-Effective Amendment No. 157, filed on July 29,
2011 (File No. 2-34393).

(a)(26)
Certificate Redesignating INTECH Risk-Managed Core Fund, INTECH Risk-Managed Growth Fund,
INTECH Risk-Managed Value Fund, and INTECH Risk-Managed International Fund, dated December 2,
2011, is incorporated herein by reference to Exhibit (a)(36) to Post-Effective Amendment No. 166, filed on
December 15, 2011 (File No. 2-34393).

(a)(27)
Certificate of Establishment and Designation of Series and Share Classes (INTECH Global Dividend Fund
and Perkins Select Value Fund), dated December 2, 2011, is incorporated herein by reference to Exhibit
(a)(37) to Post-Effective Amendment No. 166, filed on December 15, 2011 (File No. 2-34393).

(a)(28)
Certificate of Establishment and Designation of Share Class (Class N Shares), dated May 22, 2012, is incorporated herein by reference to Exhibit (a)(39) to Post-Effective Amendment No. 175, filed on May 31,
2012 (File No. 2-34393).

(a)(29)
Certificate Redesignating Janus Conservative Allocation Fund, Janus Growth Allocation Fund, and Janus
Moderate Allocation Fund, dated February 11, 2013, is incorporated herein by reference to Exhibit (a)(43) to
Post-Effective Amendment No. 188, filed on March 29, 2013 (File No. 2-34393).

(a)(30)
Certificate Redesignating Janus Worldwide Fund, dated March 11, 2013, is incorporated herein by reference to Exhibit (a)(45) to Post-Effective Amendment No. 188, filed on March 29, 2013 (File No. 2-34393).

(a)(31)
Form of Certificate of Establishment and Designation of Series and Share Classes (Janus Multi-Sector
Income Fund) is incorporated herein by reference to Exhibit (a)(49) to Post-Effective Amendment No. 198,
filed on February 28, 2014 (File No. 2-34393).

(a)(32)
Form of Certificate of Establishment and Designation of Series and Share Classes (Janus Unconstrained Bond
Fund) is incorporated herein by reference to Exhibit (a)(50) to Post-Effective Amendment No. 203, filed on
May 23, 2014 (File No. 2-34393).

(a)(33)
Certificate Redesignating Janus Unconstrained Bond Fund, dated September 30, 2014, is incorporated herein by reference to Exhibit (a)(51) to Post-Effective Amendment No. 208, filed on October 28, 2014 (File No.
2-34393).

(a)(34)
Form of Certificate of Establishment and Designation of Share Class (INTECH Funds – Class N Shares) is
incorporated herein by reference to Exhibit (a)(52) to Post-Effective Amendment No. 208, filed on
October 28, 2014 (File No. 2-34393).

(a)(35)
Form of Certificate of Establishment and Designation of Share Class (INTECH U.S. Managed Volatility
Fund – Class D Shares) is incorporated herein by reference to Exhibit (a)(54) to Post-Effective Amendment
No. 213, filed on December 22, 2014 (File No. 2-34393).

(a)(36)
Certificate Redesignating INTECH U.S. Value Fund, INTECH U.S. Growth Fund, INTECH Global Dividend
Fund, and INTECH International Fund, dated December 12, 2014, is incorporated herein by reference to
Exhibit (a)(55) to Post-Effective Amendment No. 217, filed on January 28, 2015 (File No. 2-34393).

(a)(37)
Certificate of Establishment and Designation of Share Class (Janus Global Unconstrained Bond Fund –
Class R Shares), dated January 5, 2015, is incorporated herein by reference to Exhibit (a)(56) to
Post-Effective Amendment No. 218, filed on February 6, 2015 (File No. 2-34393).

(a)(38)
Certificate of Establishment and Designation of Janus Adaptive Global Allocation Fund, dated June 19, 2015, is incorporated herein by reference to Exhibit (a)(59) to Post-Effective Amendment No. 225, filed on
June 23, 2015 (File No. 2-34393).

(a)(39)
Certificate of Establishment and Designation of Share Class (Janus Forty Fund – Class D Shares), dated
January 25, 2017, is incorporated herein by reference to Exhibit (a)(61) to Post-Effective Amendment No.
241, filed on January 27, 2017 (File No. 2-34393).

(a)(40)
Certificate of Establishment and Designation of Share Class (Janus Global Technology Fund – Class N
Shares), dated January 25, 2017, is incorporated herein by reference to Exhibit (a)(62) to Post-Effective
Amendment No. 241, filed on January 27, 2017 (File No. 2-34393).

(a)(41)
Certificate of Establishment and Designation of Share Class (Janus Research Fund – Class R Shares), dated
January 25, 2017, is incorporated herein by reference to Exhibit (a)(63) to Post-Effective Amendment No.
241, filed on January 27, 2017 (File No. 2-34393).

(a)(42)
Certificate of Establishment and Designation of Janus Henderson All Asset Fund, Janus Henderson Dividend
& Income Builder Fund, Janus Henderson Emerging Markets Fund, Janus Henderson European Focus Fund,
Janus Henderson Global Equity Income Fund, Janus Henderson International Long/Short Equity Fund, Janus
Henderson International Opportunities Fund, Janus Henderson International Small Cap Fund, Janus
Henderson Strategic Income Fund, and Janus Henderson U.S. Growth Opportunities Fund, dated February 15,
2017, is incorporated herein by reference to Exhibit (a)(64) to Post-Effective Amendment No. 242, filed on
February 16, 2017 (File No. 2-34393).

(a)(43)
Amended and Restated Certificate of Establishment and Designation of Janus Henderson All Asset Fund,
Janus Henderson Dividend & Income Builder Fund, Janus Henderson Emerging Markets Fund, Janus
Henderson European Focus Fund, Janus Henderson Global Income Equity Fund, Janus Henderson
International Long/Short Equity Fund, Janus Henderson International Opportunities Fund, Janus Henderson
International Small Cap Fund, Janus Henderson Strategic Income Fund, and Janus Henderson U.S. Growth
Opportunities Fund, dated May 25, 2017, is incorporated herein by reference to Exhibit (a)(65) to
Post-Effective Amendment No. 251, filed on June 5, 2017 (File No. 2-34393).

(a)(44)	Certificate of Redesignation, dated June 30, 2017, is incorporated herein by reference to Exhibit (a)(52) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File No. 2-34393).
(a)(45)
Certificate of Establishment and Designation of Share Class (Class N Shares of Janus Henderson Asia Equity
Fund, Janus Henderson Global Life Sciences Fund, and Janus Henderson Global Real Estate Fund) is
incorporated herein by reference to Exhibit (a)(57) to Post-Effective Amendment No. 269, filed on
January 26, 2018 (File No. 2-34393).

(a)(46)
Certificate Redesignating Janus Henderson Global Unconstrained Bond Fund, dated March 1, 2019, is incorporated herein by reference to Exhibit (a)(59) to Post-Effective Amendment No. 289, filed on
August 29, 2019 (File No. 2-34393).

(a)(47)
Certificate Redesignating Janus Henderson Select Value Fund, dated August 1, 2019, is incorporated herein by reference to Exhibit (a)(60) to Post-Effective Amendment No. 289, filed on August 29, 2019 (File No.
2-34393).

(a)(48)
Certificate Redesignating Janus Henderson Strategic Income Fund, dated July 16, 2019, is incorporated herein by reference to Exhibit (a)(61) to Post-Effective Amendment No. 290, filed on October 28, 2019 (File
No. 2-34393).

(a)(49)
Certificate of Amendment of the Agreement and Declaration of Trust, dated September 20, 2019, is incorporated herein by reference to Exhibit (a)(62) to Post-Effective Amendment No. 290, filed on
October 28, 2019 (File No. 2-34393).

(a)(50)
Certificate Redesignating Janus Henderson Global Technology Fund, dated January 23, 2020 is incorporated herein by reference to Exhibit (a)(63) to Post-Effective Amendment No. 293, filed on January 28, 2020 (File
No. 2-34393).

(a)(51)
Certificate of Establishment and Designation of Janus Henderson Global Sustainable Equity Fund, dated
June 17, 2020, is incorporated herein by reference to Exhibit (a)(56) to Post-Effective Amendment No. 297,
filed on June 25, 2020 (File No. 2-34393).

(a)(52)
Certificate of Establishment and Designation of Share Class (Class R Shares of Janus Henderson Global
Sustainable Equity Fund), dated January 14, 2021, is incorporated herein by reference to Exhibit (a)(56) to
Post-Effective Amendment No. 302, filed on January 28, 2021 (File No. 2-34393).

(a)(53)
Certificate Redesignating Janus Henderson Short-Term Bond Fund, dated October 27, 2021, is incorporated herein by reference to Exhibit (a)(55) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File
No. 2-34393).

(a)(54)
Certificate Redesignating Janus Henderson U.S. Managed Volatility Fund, dated June 10, 2022, is incorporated herein by reference to Exhibit (a)(54) to Post-Effective Amendment No. 309, filed on
August 16, 2022 (File No. 2-34393).

(a)(55)
Certificate of Establishment and Designation of Janus Henderson Sustainable Multi-Asset Allocation Fund,
dated August 2, 2022, is incorporated herein by reference to Exhibit (a)(55) to Post-Effective Amendment
No. 309, filed on August 16, 2022 (File No. 2-34393).

Exhibit (b) – By-laws
(b)(1)	Amended and Restated Bylaws are incorporated herein by reference to Exhibit 2(e) to Post-Effective Amendment No. 112, filed on December 10, 2004 (File No. 2-34393).
(b)(2)	First Amendment to the Amended and Restated Bylaws is incorporated herein by reference to Exhibit 2(f) to Post-Effective Amendment No. 114, filed on October 14, 2005 (File No. 2-34393).
(b)(3)	Second Amendment to the Amended and Restated Bylaws is incorporated herein by reference to Exhibit 2(g) to Post-Effective Amendment No. 114, filed on October 14, 2005 (File No. 2-34393).
Exhibit (c) – Instruments Defining Rights of Security Holders
(c)(1)	Specimen Stock Certificate for Janus Growth and Income Fund is incorporated herein by reference to Exhibit 4(b) to Post-Effective Amendment No. 79, filed on December 18, 1996 (File No. 2-34393).
(c)(2)	Specimen Stock Certificate for Janus Worldwide Fund is incorporated herein by reference to Exhibit 4(c) to Post-Effective Amendment No. 79, filed on December 18, 1996 (File No. 2-34393).
(c)(3)	Specimen Stock Certificate for Janus Flexible Income Fund(1) is incorporated herein by reference to Exhibit 4(e) to Post-Effective Amendment No. 80, filed on February 14, 1997 (File No. 2-34393).
(c)(4)	Specimen Stock Certificate for Janus Venture Fund(1) is incorporated herein by reference to Exhibit 4(g) to Post-Effective Amendment No. 80, filed on February 14, 1997 (File No. 2-34393).
(c)(5)	Specimen Stock Certificate for Janus Enterprise Fund is incorporated herein by reference to Exhibit 4(h) to Post-Effective Amendment No. 80, filed on February 14, 1997 (File No. 2-34393).
(c)(6)	Specimen Stock Certificate for Janus Balanced Fund is incorporated herein by reference to Exhibit 4(i) to Post-Effective Amendment No. 80, filed on February 14, 1997 (File No. 2-34393).
(c)(7)	Specimen Stock Certificate for Janus Short-Term Bond Fund is incorporated herein by reference to Exhibit 4(j) to Post-Effective Amendment No. 80, filed on February 14, 1997 (File No. 2-34393).
(c)(8)	Specimen Stock Certificate for Janus Mercury Fund is incorporated herein by reference to Exhibit 4(l) to Post-Effective Amendment No. 81, filed on June 26, 1997 (File No. 2-34393).
(c)(9)	Specimen Stock Certificate for Janus Overseas Fund is incorporated herein by reference to Exhibit 4(m) to Post-Effective Amendment No. 81, filed on June 26, 1997 (File No. 2-34393).
(c)(10)
Revised Specimen Stock Certificates for Janus High-Yield Fund and Janus Olympus Fund are incorporated herein by reference to Exhibit 4(n) to Post-Effective Amendment No. 79, filed on December 18, 1996 (File
No. 2-34393).

(c)(11)
Form of Specimen Stock Certificate for Janus Global Life Sciences Fund is incorporated herein by reference to Exhibit 3(r) to Post-Effective Amendment No. 85, filed on September 10, 1998 (File No. 2-34393).

(c)(12)
Form of Specimen Stock Certificate for Janus Global Technology Fund is incorporated herein by reference to
Exhibit 3(s) to Post-Effective Amendment No. 85, filed on September 10, 1998 (File No. 2-34393).

Exhibit (d) – Investment Advisory Contracts
(d)(1)
Form of Investment Advisory Agreement for Janus Henderson International Opportunities Fund is
incorporated herein by reference to Exhibit (d)(251) to Post-Effective Amendment No. 242, filed on
February 16, 2017 (File No. 2-34393).

series.
(1)
Outstanding certificates representing shares of predecessor entity to this series of the Trust are deemed to represent shares of this

(d)(2)
Form of Investment Sub-Advisory Agreement for Janus Henderson International Opportunities Fund is
incorporated herein by reference to Exhibit (d)(252) to Post-Effective Amendment No. 242, filed on
February 16, 2017 (File No. 2-34393).

(d)(3)
Form of Investment Advisory Agreement for Janus Henderson Global Equity Income Fund is incorporated herein by reference to Exhibit (d)(253) to Post-Effective Amendment No. 242, filed on February 16, 2017
(File No. 2-34393).

(d)(4)
Form of Investment Sub-Advisory Agreement for Janus Henderson Global Equity Income Fund is
incorporated herein by reference to Exhibit (d)(254) to Post-Effective Amendment No. 242, filed on
February 16, 2017 (File No. 2-34393).

(d)(5)
Form of Investment Advisory Agreement for Janus Henderson European Focus Fund is incorporated herein by reference to Exhibit (d)(255) to Post-Effective Amendment No. 242, filed on February 16, 2017 (File No.
2-34393).

(d)(6)
Form of Investment Sub-Advisory Agreement for Janus Henderson European Focus Fund is incorporated herein by reference to Exhibit (d)(256) to Post-Effective Amendment No. 242, filed on February 16, 2017
(File No. 2-34393).

(d)(7)
Form of Investment Advisory Agreement for Janus Henderson Strategic Income Fund is incorporated herein by reference to Exhibit (d)(257) to Post-Effective Amendment No. 242, filed on February 16, 2017 (File No.
2-34393).

(d)(8)
Form of Investment Sub-Advisory Agreement for Janus Henderson Strategic Income Fund is incorporated herein by reference to Exhibit (d)(258) to Post-Effective Amendment No. 242, filed on February 16, 2017
(File No. 2-34393).

(d)(9)
Form of Investment Advisory Agreement for Janus Henderson Dividend & Income Builder Fund is
incorporated herein by reference to Exhibit (d)(263) to Post-Effective Amendment No. 242, filed on
February 16, 2017 (File No. 2-34393).

(d)(10)
Form of Investment Sub-Advisory Agreement for Janus Henderson Dividend & Income Builder Fund is
incorporated herein by reference to Exhibit (d)(264) to Post-Effective Amendment No. 242, filed on
February 16, 2017 (File No. 2-34393).

(d)(11)
Investment Advisory Agreement for Janus Henderson Adaptive Global Allocation Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(21) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(12)
Investment Advisory Agreement for Janus Henderson Flexible Bond Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(24) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(13)
Investment Advisory Agreement for Janus Henderson Global Allocation Fund - Conservative, dated May 30,
2017, is incorporated herein by reference to Exhibit (d)(25) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(14)
Investment Advisory Agreement for Janus Henderson Global Allocation Fund - Moderate, dated May 30,
2017, is incorporated herein by reference to Exhibit (d)(26) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(15)
Investment Advisory Agreement for Janus Henderson Global Allocation Fund - Growth, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(27) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(16)
Investment Advisory Agreement for Janus Henderson Global Bond Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(28) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(17)
Investment Advisory Agreement for Janus Henderson Global Unconstrained Bond Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(30) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(18)
Investment Advisory Agreement for Janus Henderson Government Money Market Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(31) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(19)
Investment Advisory Agreement for Janus Henderson High-Yield Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(32) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File
No. 2-34393).

(d)(20)
Investment Advisory Agreement for Janus Henderson Mid Cap Value Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(35) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(21)
Investment Advisory Agreement for Janus Henderson Money Market Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(36) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(22)
Investment Advisory Agreement for Janus Henderson Multi-Sector Income Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(37) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(23)
Investment Advisory Agreement for Janus Henderson Short-Term Bond Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(40) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(24)
Investment Advisory Agreement for Janus Henderson Small Cap Value Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(41) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(25)
Investment Advisory Agreement for Janus Henderson U.S. Managed Volatility Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(42) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(26)
Investment Sub-Advisory Agreement for Janus Henderson Mid Cap Value Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(51) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(27)
Investment Sub-Advisory Agreement for Janus Henderson Select Value Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(52) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(28)
Investment Sub-Advisory Agreement for Janus Henderson Small Cap Value Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(53) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(29)
Investment Sub-Advisory Agreement for Janus Henderson U.S. Managed Volatility Fund, dated May 30,
2017, is incorporated herein by reference to Exhibit (d)(54) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(30)
Investment Advisory Agreement for Janus Henderson Asia Equity Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(57) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File
No. 2-34393).

(d)(31)
Investment Advisory Agreement for Janus Henderson Balanced Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(58) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File
No. 2-34393).

(d)(32)
Investment Advisory Agreement for Janus Henderson Contrarian Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(59) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File
No. 2-34393).

(d)(33)
Investment Advisory Agreement for Janus Henderson Enterprise Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(60) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File
No. 2-34393).

(d)(34)
Investment Advisory Agreement for Janus Henderson Forty Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(61) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File No.
2-34393).

(d)(35)
Investment Advisory Agreement for Janus Henderson Global Life Sciences Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(62) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(36)
Investment Advisory Agreement for Janus Henderson Global Real Estate Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(63) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(37)
Investment Advisory Agreement for Janus Henderson Global Research Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(64) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(38)
Investment Advisory Agreement for Janus Henderson Global Select Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(65) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(39)
Investment Advisory Agreement for Janus Henderson Global Technology Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(66) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(40)
Investment Advisory Agreement for Janus Henderson Growth and Income Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(68) to Post-Effective Amendment No. 257, filed on
August 11, 2017 (File No. 2-34393).

(d)(41)
Investment Advisory Agreement for Janus Henderson Overseas Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(70) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File
No. 2-34393).

(d)(42)
Investment Advisory Agreement for Janus Henderson Research Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(71) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File
No. 2-34393).

(d)(43)
Investment Advisory Agreement for Janus Henderson Triton Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(72) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File
No. 2-34393).

(d)(44)
Investment Advisory Agreement for Janus Henderson Venture Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(73) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File
No. 2-34393).

(d)(45)
Investment Sub-Advisory Agreement (Janus Capital Singapore Pte. Limited) for Janus Henderson Asia
Equity Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(75) to Post-Effective
Amendment No. 257, filed on August 11, 2017 (File No. 2-34393).

(d)(46)
Investment Sub-Advisory Agreement (Henderson Investment Management Limited) for Janus Henderson
Asia Equity Fund, dated June 5, 2017, is incorporated herein by reference to Exhibit (d)(76) to Post-Effective
Amendment No. 257, filed on August 11, 2017 (File No. 2-34393).

(d)(47)
Investment Sub-Advisory Agreement (Janus Capital Singapore Pte. Limited) for Janus Emerging Markets
Fund, dated May 30, 2017, is incorporated herein by reference to Exhibit (d)(77) to Post-Effective
Amendment No. 257, filed on August 11, 2017 (File No. 2-34393).

(d)(48)
Investment Sub-Advisory Agreement (Henderson Investment Management Limited) for Janus Henderson
Global Real Estate Fund, dated June 5, 2017, is incorporated herein by reference to Exhibit (d)(78) to
Post-Effective Amendment No. 257, filed on August 11, 2017 (File No. 2-34393).

(d)(49)
Letter of Termination of Investment Sub-Advisory Agreement (Henderson Investment Management Limited)
for Janus Henderson Dividend & Income Builder Fund, dated December 8, 2017, is incorporated herein by reference to Exhibit (d)(82) to Post-Effective Amendment No. 284, filed on October 29, 2018 (File No.
2-34393).

(d)(50)
Letter of Termination of Investment Sub-Advisory Agreement (Henderson Investment Management Limited)
for Janus Henderson Strategic Income Fund, dated December 8, 2017, is incorporated herein by reference to
Exhibit (d)(83) to Post-Effective Amendment No. 284, filed on October 29, 2018 (File No. 2-34393).

(d)(51)
Letter of Termination of Investment Sub-Advisory Agreement (Henderson Investment Management Limited)
for Janus Henderson Asia Equity Fund, dated December 8, 2017, is incorporated herein by reference to
Exhibit (d)(85) to Post-Effective Amendment No. 287, filed on January 28, 2019 (File No. 2-34393).

(d)(52)
Letter of Termination of Investment Sub-Advisory Agreement (Henderson Investment Management Limited)
for Janus Henderson Emerging Markets Fund, dated December 8, 2017, is incorporated herein by reference to
Exhibit (d)(86) to Post-Effective Amendment No. 287, filed on January 28, 2019 (File No. 2-34393).

(d)(53)
Letter of Termination of Investment Sub-Advisory Agreement (Henderson Investment Management Limited)
for Janus Henderson European Focus Fund, dated December 8, 2017, is incorporated herein by reference to
Exhibit (d)(87) to Post-Effective Amendment No. 287, filed on January 28, 2019 (File No. 2-34393).

(d)(54)
Letter of Termination of Investment Sub-Advisory Agreement (Henderson Investment Management Limited)
for Janus Henderson Global Equity Income Fund, dated December 8, 2017, is incorporated herein by reference to Exhibit (d)(88) to Post-Effective Amendment No. 287, filed on January 28, 2019 (File No.
2-34393).

(d)(55)
Letter of Termination of Investment Sub-Advisory Agreement (Henderson Investment Management Limited)
for Janus Henderson Global Real Estate Fund, dated December 8, 2017, is incorporated herein by reference to Exhibit (d)(89) to Post-Effective Amendment No. 287, filed on January 28, 2019 (File No. 2-34393).

(d)(56)
Letter of Termination of Investment Sub-Advisory Agreement (Henderson Investment Management Limited)
for Janus Henderson International Opportunities Fund, dated December 8, 2017, is incorporated herein by reference to Exhibit (d)(90) to Post-Effective Amendment No. 287, filed on January 28, 2019 (File No.
2-34393).

(d)(57)
Amendment dated February 15, 2019 to the Investment Advisory Agreement for Janus Henderson Global
Unconstrained Bond Fund, is incorporated herein by reference to Exhibit (d)(92) to Post-Effective
Amendment No. 289, filed on August 29, 2019 (File No. 2-34393).

(d)(58)
Amended and Restated Investment Advisory Agreement for Janus Henderson Small-Mid Cap Value Fund,
dated August 1, 2019, is incorporated herein by reference to Exhibit (d)(93) to Post-Effective Amendment
No. 289, filed on August 29, 2019 (File No. 2-34393).

(d)(59)
Amendment dated December 14, 2018 to the Investment Advisory Agreement for Janus Henderson
Short-Term Bond Fund, is incorporated herein by reference to Exhibit (d)(95) to Post-Effective Amendment
No. 290, filed on October 28, 2019 (File No. 2-34393).

(d)(60)
Amendment dated August 1, 2019 to the Investment Sub-Advisory Agreement for Janus Henderson Select
Value Fund, is incorporated herein by reference to Exhibit (d)(96) to Post-Effective Amendment No. 290,
filed on October 28, 2019 (File No. 2-34393).

(d)(61)
Amendment dated January 28, 2020 to the Investment Advisory Agreement for Janus Henderson Global
Technology Fund, is incorporated herein by reference to Exhibit (d)(97) to Post-Effective Amendment No.
293, filed on January 28, 2020 (File No. 2-34393).

(d)(62)
Amended and Restated Investment Advisory Agreement for Janus Henderson Global Sustainable Equity
Fund, effective July 15, 2021, is incorporated herein by reference to Exhibit (d)(69) to Post-Effective
Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(d)(63)
Letter of Termination of Investment Sub-Advisory Agreements (Perkins Investment Management LLC) for
Janus Henderson Global Value Fund, Janus Henderson International Value Fund, Janus Henderson Large Cap
Value Fund, and Janus Henderson Value Plus Income Fund, dated February 26, 2021, is incorporated herein by reference to Exhibit (d)(70) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No.
2-34393).

(d)(64)
Letter of Termination of Investment Sub-Advisory Agreements (Intech Investment Management LLC) for
Janus Henderson Emerging Markets Managed Volatility Fund, Janus Henderson Global Income Managed
Volatility Fund, Janus Henderson International Managed Volatility Fund, and Janus Henderson U.S. Managed
Volatility Fund, dated April 5, 2022, is incorporated herein by reference to Exhibit (d)(65) to Post-Effective
Amendment No. 307, filed on June 9, 2022 (File No. 2-34393).

(d)(65)	Investment Advisory Agreement for Janus Henderson Sustainable Multi-Asset Allocation Fund, dated August 15, 2022, is filed herein as Exhibit (d)(65).
Exhibit (e) – Underwriting Contracts
(e)(1)
Distribution Agreement between Janus Investment Fund and Janus Distributors LLC, dated May 30, 2017, is incorporated herein by reference to Exhibit (e)(1) to Post-Effective Amendment No. 257, filed on August 11,
2017 (File No. 2-34393).

Exhibit (f) – Bonus or Profit Sharing Contracts (Not Applicable)
Exhibit (g) – Custodian Agreements
(g)(1)
Amended and Restated Custodian Contract dated August 1, 2005, between Janus Investment Fund and State
Street Bank and Trust Company is incorporated herein by reference to Exhibit 7(mm) to Post-Effective
Amendment No. 114, filed on October 14, 2005 (File No. 2-34393).

(g)(2)
Form of Letter Agreement in regards to Janus Smart Portfolio – Growth, Janus Smart Portfolio – Moderate
and Janus Smart Portfolio – Conservative, with State Street Bank and Trust Company is incorporated herein by reference to Exhibit 7(nn) to Post-Effective Amendment No. 114, filed on October 14, 2005 (File No.
2-34393).

(g)(3)
Form of Letter Agreement with State Street Bank and Trust Company regarding Janus Risk-Managed Stock
Fund is incorporated herein by reference to Exhibit 7(oo) to Post-Effective Amendment No. 117, filed on
February 27, 2006 (File No. 2-34393).

(g)(4)
Form of Letter Agreement with regard to INTECH Risk-Managed Growth Fund, INTECH Risk-Managed
International Fund, INTECH Risk-Managed Value Fund, Janus Forty Fund, Janus Global Real Estate Fund,
Janus International Equity Fund, Janus International Forty Fund, Janus Long/Short Fund, Janus Modular
Portfolio Construction Fund, and Perkins Large Cap Value Fund with State Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(14) to Post-Effective Amendment No. 126, filed on July 2,
2009 (File No. 2-34393).

(g)(5)
Letter Agreement with regard to Janus Money Market Fund and Janus Government Money Market Fund with
State Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(15) to Post-Effective
Amendment No. 132, filed on July 30, 2010 (File No. 2-34393).

(g)(6)
Letter Agreement with regard to Janus Emerging Markets Fund and Janus Global Bond Fund with State
Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(17) to Post-Effective
Amendment No. 137, filed on December 27, 2010 (File No. 2-34393).

(g)(7)
Form of Letter Agreement with regard to Janus Asia Equity Fund with State Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(21) to Post-Effective Amendment No. 157, filed on July 29,
2011 (File No. 2-34393).

(g)(8)
Letter Agreement with regard to Janus Smart Portfolio-Growth, Janus Smart Portfolio-Moderate, and Janus
Smart Portfolio-Conservative with State Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(22) to Post-Effective Amendment No. 166, filed on December 15, 2011 (File No. 2-34393).

(g)(9)
Letter Agreement with regard to Janus Orion Fund with State Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(24) to Post-Effective Amendment No. 166, filed on December 15, 2011
(File No. 2-34393).

(g)(10)
Letter Agreement with regard to INTECH Risk-Managed Core Fund, INTECH Risk-Managed Growth Fund,
INTECH Risk-Managed International Fund, and INTECH Risk-Managed Value Fund with State Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(27) to Post-Effective Amendment No.
166, filed on December 15, 2011 (File No. 2-34393).

(g)(11)
Letter Agreement with regard to INTECH Global Dividend Fund and Perkins Select Value Fund with State
Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(28) to Post-Effective
Amendment No. 166, filed on December 15, 2011 (File No. 2-34393).

(g)(12)
Letter Agreement with regard to Janus Conservative Allocation Fund, Janus Moderate Allocation Fund, and
Janus Growth Allocation Fund with State Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(32) to Post-Effective Amendment No. 188, filed on March 29, 2013 (File No. 2-34393).

(g)(13)
Form of Letter Agreement with regard to Janus Worldwide Fund and Janus Global Research Fund with State
Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(33) to Post-Effective
Amendment No. 188, filed on March 29, 2013 (File No. 2-34393).

(g)(14)
Form of Letter Agreement with regard to Janus Multi-Sector Income Fund with State Street Bank and Trust
Company is incorporated herein by reference to Exhibit (g)(36) to Post-Effective Amendment No. 198, filed on February 28, 2014 (File No. 2-34393).

(g)(15)
Form of Letter Agreement with regard to Janus Unconstrained Bond Fund with State Street Bank and Trust
Company is incorporated herein by reference to Exhibit (g)(37) to Post-Effective Amendment No. 203, filed on May 23, 2014 (File No. 2-34393).

(g)(16)
Letter Agreement with regard to Janus Unconstrained Bond Fund with State Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(38) to Post-Effective Amendment No. 208, filed on
October 28, 2014 (File No. 2-34393).

(g)(17)
Letter Agreement with regard to INTECH U.S. Value Fund, INTECH U.S. Growth Fund, INTECH Global
Dividend Fund, and INTECH International Fund with State Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(40) to Post-Effective Amendment No. 217, filed on January 28, 2015 (File
No. 2-34393).

(g)(18)
Form of Letter Agreement with regard to Janus Adaptive Global Allocation Fund with State Street Bank and
Trust Company is incorporated herein by reference to Exhibit (g)(41) to Post-Effective Amendment No. 225,
filed on June 23, 2015 (File No. 2-34393).

(g)(19)
Form of Letter Agreement with regard to Janus Henderson International Opportunities Fund, Janus
Henderson Global Equity Income Fund, Janus Henderson European Focus Fund, Janus Henderson Strategic
Income Fund, Janus Henderson All Asset Fund, Janus Henderson International Long/Short Equity Fund,
Janus Henderson Dividend & Income Builder Fund, Janus Henderson Emerging Markets Fund, Janus
Henderson U.S. Growth Opportunities Fund and Janus Henderson International Small Cap Fund with State
Street Bank and Trust Company is incorporated herein by reference to Exhibit (g)(42) to Post-Effective
Amendment No. 242, filed on February 16, 2017 (File No. 2-34393).

(g)(20)
First Amendment to Amended and Restated Custodian Contract between Janus Investment Fund and State
Street Bank and Trust Company, dated May 26, 2017, is incorporated herein by reference to Exhibit (g)(26)
to Post-Effective Amendment No. 257, filed on August 11, 2017 (File No. 2-34393).

(g)(21)
Custodian Contract dated October 19, 2017, between Janus Investment Fund and BNP Paribas, is incorporated herein by reference to Exhibit (g)(27) to Post-Effective Amendment No. 263, filed on
November 13, 2017 (File No. 2-34393).

(g)(22)
Letter of Termination of Amended and Restated Custodian Contract between Janus Investment Fund and
State Street Bank and Trust Company, dated December 6, 2018, is incorporated herein by reference to
Exhibit (g)(28) to Post-Effective Amendment No. 287, filed on January 28, 2019 (File No. 2-34393).

(g)(23)
Letter Agreement between Janus Investment Fund and BNP Paribas, acting through its New York Branch, is incorporated herein by reference to Exhibit (g)(27) to Post-Effective Amendment No. 300, filed on
October 28, 2020 (File No. 2-34393).

(g)(24)
Letter Agreement with regard to Janus Henderson Global Value Fund, Janus Henderson International Value
Fund, Janus Henderson Value Plus Income Fund, and Janus Henderson Large Cap Value Fund with BNP
Paribas is incorporated herein by reference to Exhibit (g)(25) to Post-Effective Amendment No. 304, filed on
January 28, 2022 (File No. 2-34393).

(g)(25)
Letter Agreement with regard to Janus Henderson Short Duration Flexible Bond Fund, Janus Henderson
Emerging Markets Managed Volatility Fund, Janus Henderson Global Income Managed Volatility Fund, and
Janus Henderson International Managed Volatility Fund with BNP Paribas is incorporated herein by reference to Exhibit (g)(25) to Post-Effective Amendment No. 309, filed on August 16, 2022 (File No. 2-34393).

(g)(26)
Letter Agreement with regard to Janus Henderson U.S. Managed Volatility Fund with BNP Paribas is incorporated herein by reference to Exhibit (g)(26) to Post-Effective Amendment No. 309, filed on
August 16, 2022 (File No. 2-34393).

(g)(27)
Form of Letter Agreement with regard to Janus Henderson Sustainable Multi-Asset Allocation Fund with
BNP Paribas is incorporated herein by reference to Exhibit (g)(27) to Post-Effective Amendment No. 309,
filed on August 16, 2022 (File No. 2-34393).

Exhibit (h) – Other Material Contracts
(h)(1)
Form of Administration Agreement with Janus Capital Corporation for Janus Money Market Fund, Janus
Government Money Market Fund, and Janus Tax-Exempt Money Market Fund is incorporated herein by reference to Exhibit 9(c) to Post-Effective Amendment No. 81, filed on June 26, 1997 (File No. 2-34393).

(h)(2)
Amended and Restated Transfer Agency Agreement dated June 18, 2002, between Janus Investment Fund and Janus Services LLC is incorporated herein by reference to Exhibit 8(u) to Post-Effective Amendment No.
105, filed on December 13, 2002 (File No. 2-34393).

(h)(3)
Form of Letter Agreement regarding Janus Services LLC Transfer Agency Agreement is incorporated herein by reference to Exhibit 8(v) to Post-Effective Amendment No. 105, filed on December 13, 2002 (File No.
2-34393).

(h)(4)
Form of Letter Agreement regarding Janus Services LLC Transfer Agency Agreement is incorporated herein by reference to Exhibit 8(w) to Post-Effective Amendment No. 106, filed on January 3, 2003 (File No.
2-34393).

(h)(5)
Form of Agreement regarding Administrative Services between Janus Capital Management LLC and Janus
Investment Fund with respect to Janus Mid Cap Value Fund is incorporated herein by reference to Exhibit
8(z) to Post-Effective Amendment No. 106, filed on January 3, 2003 (File No. 2-34393).

(h)(6)
Form of Agreement regarding Administrative Services between Janus Capital Management LLC and Janus
Investment Fund with respect to Janus Small Cap Value Fund is incorporated herein by reference to Exhibit
8(aa) to Post-Effective Amendment No. 106, filed on January 3, 2003 (File No. 2-34393).

(h)(7)
Letter Agreement dated September 17, 2003 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement and Janus Overseas Fund is incorporated herein by reference to Exhibit 8(bb) to
Post-Effective Amendment No. 110, filed on December 23, 2003 (File No. 2-34393).

(h)(8)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit 8(uu) to Post-Effective Amendment No. 112, filed on
December 10, 2004 (File No. 2-34393).

(h)(9)
Letter Agreement between Janus Capital Management LLC and Janus Investment Fund regarding Janus
Explorer Fund is incorporated herein by reference to Exhibit 8(vv) to Post-Effective Amendment No. 113,
filed on February 24, 2005 (File No. 2-34393).

(h)(10)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement is
incorporated herein by reference to Exhibit 8(ww) to Post-Effective Amendment No. 113, filed on
February 24, 2005 (File No. 2-34393).

(h)(11)
Letter Agreement dated February 9, 2005, regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit 8(xx) to Post-Effective Amendment No.
114, filed on October 14, 2005 (File No. 2-34393).

(h)(12)
Letter Agreement between Janus Capital Management LLC and Janus Investment Fund regarding Janus
Flexible Income Fund is incorporated herein by reference to Exhibit 8(yy) to Post-Effective Amendment No.
114, filed on October 14, 2005 (File No. 2-34393).

(h)(13)
Form of Administration Agreement between Janus Investment Fund, on behalf of Janus Smart Portfolio –
Growth, Janus Smart Portfolio – Moderate and Janus Smart Portfolio – Conservative, and Janus Capital
Management LLC is incorporated herein by reference to Exhibit 8(fff) to Post-Effective Amendment No.
114, filed on October 14, 2005 (File No. 2-34393).

(h)(14)
Form of Letter Agreement regarding Amended and Restated Transfer Agency Agreement is incorporated herein by reference to Exhibit 8(kkk) to Post-Effective Amendment No. 117, filed on February 27, 2006 (File
No. 2-34393).

(h)(15)
Letter Agreement dated April 18, 2006 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit 8(lll) to Post-Effective Amendment No.
119, filed on December 19, 2006 (File No. 2-34393).

(h)(16)
Amendment dated June 14, 2006 to Administration Agreement between Janus Investment Fund, on behalf of
Janus Government Money Market Fund, and Janus Capital Management LLC is incorporated herein by reference to Exhibit 8(mmm) to Post-Effective Amendment No. 119, filed on December 19, 2006 (File No.
2-34393).

(h)(17)
Amendment dated June 14, 2006 to Administration Agreement between Janus Investment Fund, on behalf of
Janus Money Market Fund, and Janus Capital Management LLC is incorporated herein by reference to
Exhibit 8 (ooo) to Post-Effective Amendment No. 119, filed on December 19, 2006 (File No. 2-34393).

(h)(18)
Amendment dated June 14, 2006 to Administration Agreement between Janus Investment Fund, on behalf of
Janus Smart Portfolio – Growth, Janus Smart Portfolio – Moderate, Janus Smart Portfolio – Conservative,
and Janus Capital Management LLC is incorporated herein by reference to Exhibit 8(ppp) to Post-Effective
Amendment No. 119, filed on December 19, 2006 (File No. 2-34393).

(h)(19)
Letter Agreement dated November 1, 2006 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit 8(sss) to Post-Effective Amendment No.
119, filed on December 19, 2006 (File No. 2-34393).

(h)(20)
Letter Agreement dated December 14, 2006 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit 8(ttt) to Post-Effective Amendment No.
119, filed on December 19, 2006 (File No. 2-34393).

(h)(21)
Letter Agreement dated December 20, 2006 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit 8(uuu) to Post-Effective Amendment No.
120, filed on February 28, 2007 (File No. 2-34393).

(h)(22)
Letter Agreement dated February 23, 2007 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit 8(xxx) to Post-Effective Amendment No.
120, filed on February 28, 2007 (File No. 2-34393).

(h)(23)
First Amendment dated December 14, 2007 to the Amended and Restated Transfer Agency Agreement,
between Janus Investment Fund and Janus Services LLC is incorporated herein by reference to Exhibit
8(yyy) to Post-Effective Amendment No. 122, filed on February 28, 2008 (File No. 2-34393).

(h)(24)
Letter Agreement dated December 21, 2007 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit 8(zzz) to Post-Effective Amendment No.
122, filed on February 28, 2008 (File No. 2-34393).

(h)(25)
Letter Agreement dated February 26, 2008 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit 8(aaaa) to Post-Effective Amendment No.
122, filed on February 28, 2008 (File No. 2-34393).

(h)(26)
Letter Agreement dated August 29, 2008 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit 8(bbbb) to Post-Effective Amendment No.
123, filed on February 27, 2009 (File No. 2-34393).

(h)(27)
Second Amendment dated October 2, 2008 to the Amended and Restated Transfer Agency Agreement,
between Janus Investment Fund and Janus Services LLC is incorporated herein by reference to Exhibit
8(cccc) to Post-Effective Amendment No. 123, filed on February 27, 2009 (File No. 2-34393).

(h)(28)
Letter Agreement dated October 2, 2008 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit 8(dddd) to Post-Effective Amendment No.
123, filed on February 27, 2009 (File No. 2-34393).

(h)(29)
Letter Agreement dated December 29, 2008 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit 8(eeee) to Post-Effective Amendment No.
123, filed on February 27, 2009 (File No. 2-34393).

(h)(30)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Janus Adviser funds, is incorporated herein by reference to Exhibit (h)(30) to
Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(31)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Janus Balanced Fund, is incorporated herein by reference to Exhibit (h)(32) to
Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(32)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Janus Contrarian Fund, is incorporated herein by reference to Exhibit (h)(33) to
Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(33)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Janus Enterprise Fund, is incorporated herein by reference to Exhibit (h)(34) to
Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(34)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Janus Flexible Bond Fund, is incorporated herein by reference to Exhibit (h)(35) to
Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(35)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Janus Growth and Income Fund, is incorporated herein by reference to Exhibit (h)(37) to
Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(36)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Janus High-Yield Fund, is incorporated herein by reference to Exhibit (h)(38) to
Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(37)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Janus Orion Fund, is incorporated herein by reference to Exhibit (h)(39) to Post-Effective
Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(38)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Janus Overseas Fund, is incorporated herein by reference to Exhibit (h)(40) to
Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(39)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Janus Triton Fund, is incorporated herein by reference to Exhibit (h)(42) to Post-Effective
Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(40)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Janus Worldwide Fund, is incorporated herein by reference to Exhibit (h)(43) to
Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(41)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Perkins Mid Cap Value Fund, is incorporated herein by reference to Exhibit (h)(44) to
Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(42)
Form of Agreement and Plan of Reorganization by and among Janus Adviser Series and Janus Investment
Fund, on behalf of Perkins Small Cap Value Fund, is incorporated herein by reference to Exhibit (h)(45) to
Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(h)(43)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(86) to Post-Effective Amendment No. 126, filed on July 2,
2009 (File No. 2-34393).

(h)(44)
Amendment dated February 23, 2007 to Administration Agreement between Janus Investment Fund, on behalf of Janus Government Money Market Fund, and Janus Capital Management LLC is incorporated herein by reference to Exhibit (h)(87) to Post-Effective Amendment No. 127, filed on November 24, 2009 (File No.
2-34393).

(h)(45)
Amendment dated February 23, 2007 to Administration Agreement between Janus Investment Fund, on behalf of Janus Money Market Fund, and Janus Capital Management LLC is incorporated herein by reference to Exhibit (h)(88) to Post-Effective Amendment No. 127, filed on November 24, 2009 (File No. 2-34393).

(h)(46)
Amendment dated July 6, 2009 to Administration Agreement between Janus Investment Fund, on behalf of
Janus Government Money Market Fund, and Janus Capital Management LLC is incorporated herein by reference to Exhibit (h)(91) to Post-Effective Amendment No. 127, filed on November 24, 2009 (File No.
2-34393).

(h)(47)
Amendment dated July 6, 2009 to Administration Agreement between Janus Investment Fund, on behalf of
Janus Money Market Fund, and Janus Capital Management LLC is incorporated herein by reference to
Exhibit (h)(92) to Post-Effective Amendment No. 127, filed on November 24, 2009 (File No. 2-34393).

(h)(48)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(95) to Post-Effective Amendment No. 130, filed on
February 16, 2010 (File No. 2-34393).

(h)(49)
Form of Amendment to Administration Agreement between Janus Investment Fund, on behalf of Janus
Government Money Market Fund, and Janus Capital Management LLC is incorporated herein by reference to
Exhibit (h)(96) to Post-Effective Amendment No. 130, filed on February 16, 2010 (File No. 2-34393).

(h)(50)
Form of Amendment to Administration Agreement between Janus Investment Fund, on behalf of Janus
Money Market Fund, and Janus Capital Management LLC is incorporated herein by reference to Exhibit
(h)(97) to Post-Effective Amendment No. 130, filed on February 16, 2010 (File No. 2-34393).

(h)(51)
Letter Agreement dated July 1, 2010 regarding Janus Services LLC Amended and Restated Transfer Agency
Agreement is incorporated herein by reference to Exhibit (h)(101) to Post-Effective Amendment No. 132,
filed on July 30, 2010 (File No. 2-34393).

(h)(52)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(105) to Post-Effective Amendment No. 132, filed on
July 30, 2010 (File No. 2-34393).

(h)(53)
Letter Agreement dated August 2, 2010 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit (h)(106) to Post-Effective Amendment No.
133, filed on August 25, 2010 (File No. 2-34393).

(h)(54)
Amendment dated August 2, 2010 to Administration Agreement between Janus Investment Fund, on behalf of Janus Smart Portfolio – Growth, Janus Smart Portfolio – Moderate, and Janus Smart Portfolio –
Conservative, and Janus Capital Management LLC is incorporated herein by reference to Exhibit (h)(107) to
Post-Effective Amendment No. 133, filed on August 25, 2010 (File No. 2-34393).

(h)(55)
Letter Agreement dated September 15, 2010 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement is incorporated herein by reference to Exhibit (h)(110) to Post-Effective Amendment No.
134, filed on October 15, 2010 (File No. 2-34393).

(h)(56)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(115) to Post-Effective Amendment No. 137, filed on
December 27, 2010 (File No. 2-34393).

(h)(57)
Form of Agreement and Plan of Reorganization by and between Janus Investment Fund, on behalf of Janus
Research Core Fund and Janus Growth and Income Fund is incorporated herein by reference to Exhibit
(h)(116) to Post-Effective Amendment No. 138, filed on January 28, 2011 (File No. 2-34393).

(h)(58)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(119) to Post-Effective Amendment No. 146, filed on
April 21, 2011 (File No. 2-34393).

(h)(59)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(124) to Post-Effective Amendment No. 149, filed on
May 3, 2011 (File No. 2-34393).

(h)(60)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(129) to Post-Effective Amendment No. 152, filed on
May 13, 2011 (File No. 2-34393).

(h)(61)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency
Agreement, is incorporated herein by reference to Exhibit (h)(132) to Post-Effective Amendment No. 157,
filed on July 29, 2011 (File No. 2-34393).

(h)(62)
Administration Agreement between Janus Investment Fund and Janus Capital Management LLC, dated
June 23, 2011, is incorporated herein by reference to Exhibit (h)(134) to Post-Effective Amendment No. 163,
filed on October 28, 2011 (File No. 2-34393).

(h)(63)
Amendment dated September 28, 2011 to Administration Agreement between Janus Investment Fund and
Janus Capital Management LLC, is incorporated herein by reference to Exhibit (h)(135) to Post-Effective
Amendment No. 163, filed on October 28, 2011 (File No. 2-34393).

(h)(64)
Letter Agreement dated September 28, 2011 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement, is incorporated herein by reference to Exhibit (h)(136) to Post-Effective Amendment No.
166, filed on December 15, 2011 (File No. 2-34393).

(h)(65)
Amendment dated December 7, 2011 to Administration Agreement between Janus Investment Fund and
Janus Capital Management LLC, is incorporated herein by reference to Exhibit (h)(137) to Post-Effective
Amendment No. 166, filed on December 15, 2011 (File No. 2-34393).

(h)(66)
Form of Letter Agreement dated December 7, 2011 regarding Janus Services LLC Amended and Restated
Transfer Agency Agreement, is incorporated herein by reference to Exhibit (h)(138) to Post-Effective
Amendment No. 166, filed on December 15, 2011 (File No. 2-34393).

(h)(67)
Letter Agreement dated December 15, 2011 regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement, is incorporated herein by reference to Exhibit (h)(139) to Post-Effective Amendment No.
166, filed on December 15, 2011 (File No. 2-34393).

(h)(68)
Amendment dated December 15, 2011 to Administration Agreement between Janus Investment Fund and
Janus Capital Management LLC, is incorporated herein by reference to Exhibit (h)(141) to Post-Effective
Amendment No. 166, filed on December 15, 2011 (File No. 2-34393).

(h)(69)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
October 15, 2012, is incorporated herein by reference to Exhibit (h)(146) to Post-Effective Amendment No.
179, filed on October 26, 2012 (File No. 2-34393).

(h)(70)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
March 10, 2010, is incorporated herein by reference to Exhibit (h)(147) to Post-Effective Amendment No.
180, filed on November 13, 2012 (File No. 2-34393).

(h)(71)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
October 15, 2012, is incorporated herein by reference to Exhibit (h)(148) to Post-Effective Amendment No.
180, filed on November 13, 2012 (File No. 2-34393).

(h)(72)
Amendment to Administration Agreement between Janus Investment Fund and Janus Capital Management
LLC, dated October 15, 2012, is incorporated herein by reference to Exhibit (h)(149) to Post-Effective
Amendment No. 180, filed on November 13, 2012 (File No. 2-34393).

(h)(73)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
March 15, 2012, is incorporated herein by reference to Exhibit (h)(150) to Post-Effective Amendment No.
182, filed on December 28, 2012 (File No. 2-34393).

(h)(74)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(152) to Post-Effective Amendment No. 182, filed on
December 28, 2012 (File No. 2-34393).

(h)(75)
Form of Amendment to Administration Agreement between Janus Investment Fund and Janus Capital
Management LLC is incorporated herein by reference to Exhibit (h)(153) to Post-Effective Amendment No.
182, filed on December 28, 2012 (File No. 2-34393).

(h)(76)
Form of Agreement and Plan of Reorganization by and between Janus Investment Fund, on behalf of Janus
Global Research Fund and Janus Worldwide Fund, is incorporated herein by reference to Exhibit (h)(176) to
Post-Effective Amendment No. 188, filed on March 29, 2013 (File No. 2-34393).

(h)(77)
Form of Custody Agreement between HSBC and Janus Capital Management LLC is incorporated herein by reference to Exhibit (h)(177) to Post-Effective Amendment No. 188, filed on March 29, 2013 (File No.
2-34393).

(h)(78)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
February 15, 2013, is incorporated herein by reference to Exhibit (h)(178) to Post-Effective Amendment No.
188, filed on March 29, 2013 (File No. 2-34393).

(h)(79)
Amendment dated February 15, 2013 to Administration Agreement between Janus Investment Fund and
Janus Capital Management LLC, is incorporated herein by reference to Exhibit (h)(179) to Post-Effective
Amendment No. 188, filed on March 29, 2013 (File No. 2-34393).

(h)(80)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
March 18, 2013, is incorporated herein by reference to Exhibit (h)(180) to Post-Effective Amendment No.
188, filed on March 29, 2013 (File No. 2-34393).

(h)(81)
Amendment dated March 18, 2013 to Administration Agreement between Janus Investment Fund and Janus
Capital Management LLC is incorporated herein by reference to Exhibit (h)(181) to Post-Effective
Amendment No. 188, filed on March 29, 2013 (File No. 2-34393).

(h)(82)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
April 1, 2013, is incorporated herein by reference to Exhibit (h)(183) to Post-Effective Amendment No. 188,
filed on March 29, 2013 (File No. 2-34393).

(h)(83)
Amendment dated April 1, 2013 to Administration Agreement between Janus Investment Fund and Janus
Capital Management LLC is incorporated herein by reference to Exhibit (h)(184) to Post-Effective
Amendment No. 188, filed on March 29, 2013 (File No. 2-34393).

(h)(84)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(185) to Post-Effective Amendment No. 188, filed on
March 29, 2013 (File No. 2-34393).

(h)(85)
Form of Amendment to Administration Agreement between Janus Capital Management LLC and Janus
Investment Fund is incorporated herein by reference to Exhibit (h)(186) to Post-Effective Amendment No.
188, filed on March 29, 2013 (File No. 2-34393).

(h)(86)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(207) to Post-Effective Amendment No. 195, filed on
January 28, 2014 (File No. 2-34393).

(h)(87)
Form of Amendment to Administration Agreement between Janus Investment Fund and Janus Capital
Management LLC is incorporated herein by reference to Exhibit (h)(208) to Post-Effective Amendment No.
195, filed on January 28, 2014 (File No. 2-34393).

(h)(88)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(210) to Post-Effective Amendment No. 198, filed on
February 28, 2014 (File No. 2-34393).

(h)(89)
Form of Amendment to Administration Agreement between Janus Investment Fund and Janus Capital
Management LLC is incorporated herein by reference to Exhibit (h)(211) to Post-Effective Amendment No.
198, filed on February 28, 2014 (File No. 2-34393).

(h)(90)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(213) to Post-Effective Amendment No. 203, filed on
May 23, 2014 (File No. 2-34393).

(h)(91)
Form of Amendment to Administration Agreement between Janus Investment Fund and Janus Capital
Management LLC is incorporated herein by reference to Exhibit (h)(214) to Post-Effective Amendment No.
203, filed on May 23, 2014 (File No. 2-34393).

(h)(92)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
October 6, 2014, is incorporated herein by reference to Exhibit (h)(215) to Post-Effective Amendment No.
208, filed on October 28, 2014 (File No. 2-34393).

(h)(93)
Amendment dated October 6, 2014 to Administration Agreement between Janus Investment Fund and Janus
Capital Management LLC, is incorporated herein by reference to Exhibit (h)(216) to Post-Effective
Amendment No. 208, filed on October 28, 2014 (File No. 2-34393).

(h)(94)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(218) to Post-Effective Amendment No. 212, filed on
December 17, 2014 (File No. 2-34393).

(h)(95)
Form of Amendment to Administration Agreement between Janus Investment Fund and Janus Capital
Management LLC is incorporated herein by reference to Exhibit (h)(219) to Post-Effective Amendment No.
212, filed on December 17, 2014 (File No. 2-34393).

(h)(96)
Form of Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement
is incorporated herein by reference to Exhibit (h)(221) to Post-Effective Amendment No. 225, filed on
June 23, 2015 (File No. 2-34393).

(h)(97)
Form of Amendment to Administration Agreement between Janus Investment Fund and Janus Capital
Management LLC is incorporated herein by reference to Exhibit (h)(222) to Post-Effective Amendment No.
225, filed on June 23, 2015 (File No. 2-34393).

(h)(98)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
December 11, 2015, is incorporated herein by reference to Exhibit (h)(223) to Post-Effective Amendment No.
231, filed on January 28, 2016 (File No. 2-34393).

(h)(99)
Amendment dated December 11, 2015 to Administration Agreement between Janus Investment Fund and
Janus Capital Management LLC, is incorporated herein by reference to Exhibit (h)(224) to Post-Effective
Amendment No. 231, filed on January 28, 2016 (File No. 2-34393).

(h)(100)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
June 16, 2016, is incorporated herein by reference to Exhibit (h)(225) to Post-Effective Amendment No. 234,
filed on August 15, 2016 (File No. 2-34393).

(h)(101)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Dividend & Income Builder Fund, is incorporated herein by reference to Exhibit (h)(101) to Post-Effective Amendment No. 303, filed on October 28, 2021 (File No.
2-34393).

(h)(102)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Emerging Markets Fund, is incorporated herein by reference to
Exhibit (h)(102) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(103)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson European Focus Fund, is incorporated herein by reference to
Exhibit (h)(103) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(104)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Global Equity Income Fund, is incorporated herein by reference to Exhibit (h)(104) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(105)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson International Opportunities Fund, is incorporated herein by reference to Exhibit (h)(105) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No.
2-34393).

(h)(106)
Expense Limitation Agreement dated September 15, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Developed World Bond Fund, is incorporated herein by reference to Exhibit (h)(106) to Post-Effective Amendment No. 303, filed on October 28, 2021 (File No.
2-34393).

(h)(107)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Balanced Fund, is incorporated herein by reference to Exhibit
(h)(107) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(108)
Amendment dated June 5, 2017 to Administration Agreement between Janus Investment Fund and Janus
Capital Management LLC, is incorporated herein by reference to Exhibit (h)(236) to Post-Effective
Amendment No. 251, filed on June 5, 2017 (File No. 2-34393).

(h)(109)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
June 5, 2017, is incorporated herein by reference to Exhibit (h)(237) to Post-Effective Amendment No. 251,
filed on June 5, 2017 (File No. 2-34393).

(h)(110)
Amendment dated June 5, 2017 to Administration Agreement between Janus Investment Fund, on behalf of
Janus Government Money Market Fund, and Janus Capital Management LLC, is incorporated herein by reference to Exhibit (h)(113) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File No.
2-34393).

(h)(111)
Amendment dated June 5, 2017 to Administration Agreement between Janus Investment Fund, on behalf of the Janus Global Allocation Funds, and Janus Capital Management LLC, is incorporated herein by reference to Exhibit (h)(114) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File No. 2-34393).

(h)(112)
Amendment dated June 5, 2017 to Administration Agreement between Janus Investment Fund, on behalf of
Janus Money Market Fund, and Janus Capital Management LLC, is incorporated herein by reference to
Exhibit (h)(115) to Post-Effective Amendment No. 257, filed on August 11, 2017 (File No. 2-34393).

(h)(113)
Third Amendment to the Amended and Restated Transfer Agency Agreement between Janus Investment
Fund and Janus Services LLC, dated May 26, 2017, is incorporated herein by reference to Exhibit (h)(117) to
Post-Effective Amendment No. 257, filed on August 11, 2017 (File No. 2-34393).

(h)(114)
Management Fee Waiver Agreement dated February 1, 2018, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Short-Term Bond Fund, is incorporated herein by reference to Exhibit (h)(125) to Post-Effective Amendment No. 284, filed on October 29, 2018 (File No.
2-34393).

(h)(115)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
July 1, 2019 on behalf of Janus Henderson Global Unconstrained Bond Fund, Janus Henderson Strategic
Income Fund, and Janus Henderson All Asset Fund, is incorporated herein by reference to Exhibit (h)(127) to
Post-Effective Amendment No. 289, filed on August 29, 2019 (File No. 2-34393).

(h)(116)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
July 1, 2019, is incorporated herein by reference to Exhibit (h)(128) to Post-Effective Amendment No. 289,
filed on August 29, 2019 (File No. 2-34393).

(h)(117)
Amendment dated October 1, 2019 to Administration Agreement between Janus Investment Fund and Janus
Capital Management LLC, is incorporated herein by reference to Exhibit (h)(129) to Post-Effective
Amendment No. 290, filed on October 28, 2019 (File No. 2-34393).

(h)(118)
Form of Amendment to Administration Agreement between Janus Investment Fund on behalf of Janus
Henderson Global Allocation Fund – Conservative, Janus Henderson Global Allocation Fund – Moderate,
and Janus Henderson Global Allocation Fund – Growth, and Janus Capital Management LLC, is incorporated herein by reference to Exhibit (h)(130) to Post-Effective Amendment No. 290, filed on October 28, 2019
(File No. 2-34393).

(h)(119)
Letter Agreement regarding Janus Services LLC Amended and Restated Transfer Agency Agreement, dated
January 28, 2020 on behalf of Janus Henderson Global Technology Fund, is incorporated herein by reference to Exhibit (h)(131) to Post-Effective Amendment No. 293, filed on January 28, 2020 (File No.2-34393).

(h)(120)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Global Sustainable Equity Fund, is incorporated herein by reference to Exhibit (h)(120) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No.
2-34393).

(h)(121)
Letter Agreement regarding the Administration Agreement between Janus Capital Management LLC and
Janus Investment Fund, dated June 25, 2020, is incorporated herein by reference to Exhibit (h)(123) to
Post-Effective Amendment No. 297, filed on June 25, 2020 (File No. 2-34393).

(h)(122)
Letter Agreement regarding the Janus Services LLC Amended and Restated Transfer Agency Agreement,
dated June 19, 2020, is incorporated herein by reference to Exhibit (h)(124) to Post-Effective Amendment
No. 297, filed on June 25, 2020 (File No. 2-34393).

(h)(123)
Letter Agreement regarding the Administration Agreement between Janus Capital Management LLC and
Janus Investment Fund, dated February 1, 2020, regarding Janus Henderson Government Money Market
Fund, is incorporated herein by reference to Exhibit (h)(124) to Post-Effective Amendment No. 300, filed on
October 28, 2020 (File No. 2-34393).

(h)(124)
Letter Agreement regarding the Administration Agreement between Janus Capital Management LLC and
Janus Investment Fund, dated February 1, 2020, regarding Janus Henderson Money Market Fund, is incorporated herein by reference to Exhibit (h)(125) to Post-Effective Amendment No. 300, filed on
October 28, 2020 (File No. 2-34393).

(h)(125)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Global Allocation Fund - Conservative, is incorporated herein by reference to Exhibit (h)(125) to Post-Effective Amendment No. 304, filed on January 28, 2022
(File No. 2-34393).

(h)(126)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Global Allocation Fund - Moderate, is incorporated herein by reference to Exhibit (h)(126) to Post-Effective Amendment No. 304, filed on January 28, 2022
(File No. 2-34393).

(h)(127)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Global Allocation Fund - Growth, is incorporated herein by reference to Exhibit (h)(127) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No.
2-34393).

(h)(128)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Adaptive Global Allocation Fund, is incorporated herein by reference to Exhibit (h)(128) to Post-Effective Amendment No. 303, filed on October 28, 2021 (File No.
2-34393).

(h)(129)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Flexible Bond Fund, is incorporated herein by reference to Exhibit (h)(129) to Post-Effective Amendment No. 303, filed on October 28, 2021 (File No. 2-34393).

(h)(130)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Global Bond Fund, is incorporated herein by reference to
Exhibit (h)(130) to Post-Effective Amendment No. 303, filed on October 28, 2021 (File No. 2-34393).

(h)(131)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Absolute Return Income Opportunities Fund, is
incorporated herein by reference to Exhibit (h)(131) to Post-Effective Amendment No. 303, filed on
October 28, 2021 (File No. 2-34393).

(h)(132)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson High-Yield Fund, is incorporated herein by reference to
Exhibit (h)(132) to Post-Effective Amendment No. 303, filed on October 28, 2021 (File No. 2-34393).

(h)(133)
Expense Limitation Agreement dated November 4, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Short Duration Flexible Bond Fund, is incorporated herein by reference to Exhibit (h)(133) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No.
2-34393).

(h)(134)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Multi-Sector Income Fund, is incorporated herein by reference to Exhibit (h)(134) to Post-Effective Amendment No. 303, filed on October 28, 2021 (File No.
2-34393).

(h)(135)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson U.S. Managed Volatility Fund, is incorporated herein by reference to Exhibit (h)(138) to Post-Effective Amendment No. 303, filed on October 28, 2021 (File No.
2-34393).

(h)(136)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Mid Cap Value Fund, is incorporated herein by reference to Exhibit (h)(139) to Post-Effective Amendment No. 303, filed on October 28, 2021 (File No. 2-34393).

(h)(137)
Expense Limitation Agreement dated October 22, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Small-Mid Cap Value Fund, is incorporated herein by reference to Exhibit (h)(140) to Post-Effective Amendment No. 303, filed on October 28, 2021 (File No. 2-34393).

(h)(138)
Expense Limitation Agreement dated September 16, 2021, between Janus Capital Management LLC and
Janus Investment Fund, regarding Janus Henderson Small Cap Value Fund, is incorporated herein by reference to Exhibit (h)(141) to Post-Effective Amendment No. 303, filed on October 28, 2021 (File No.
2-34393).

(h)(139)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Asia Equity Fund, is incorporated herein by reference to
Exhibit (h)(142) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(140)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Contrarian Fund, is incorporated herein by reference to Exhibit
(h)(143) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(141)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Enterprise Fund, is incorporated herein by reference to Exhibit
(h)(144) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(142)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Forty Fund, is incorporated herein by reference to Exhibit
(h)(145) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(143)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Global Real Estate Fund, is incorporated herein by reference to
Exhibit (h)(146) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(144)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Research Fund, is incorporated herein by reference to Exhibit
(h)(147) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(145)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Global Research Fund, is incorporated herein by reference to
Exhibit (h)(148) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(146)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Global Select Fund, is incorporated herein by reference to
Exhibit (h)(149) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(147)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Global Technology and Innovation Fund, is incorporated herein by reference to Exhibit (h)(150) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No.
2-34393).

(h)(148)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Growth and Income Fund, is incorporated herein by reference to Exhibit (h)(151) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(149)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Overseas Fund, is incorporated herein by reference to Exhibit
(h)(152) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(150)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Triton Fund, is incorporated herein by reference to Exhibit
(h)(153) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(151)
Expense Limitation Agreement dated December 9, 2021, between Janus Capital Management LLC and Janus
Investment Fund, regarding Janus Henderson Venture Fund, is incorporated herein by reference to Exhibit
(h)(154) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(152)
Letter Agreement dated May 4, 2021, regarding Janus Services LLC Amended and Restated Transfer Agency
Agreement, is incorporated herein by reference to Exhibit (h)(155) to Post-Effective Amendment No. 304,
filed on January 28, 2022 (File No. 2-34393).

(h)(153)
Letter Agreement dated October 27, 2021, regarding Janus Services LLC Amended and Restated Transfer
Agency Agreement, is incorporated herein by reference to Exhibit (h)(156) to Post-Effective Amendment No.
304, filed on January 28, 2022 (File No. 2-34393).

(h)(154)
Letter Agreement dated January 20, 2022, to Administration Agreement between Janus Investment Fund and
Janus Henderson Investors US LLC, on behalf of Janus Henderson Short-Term Bond Fund, Janus Henderson
Global Value Fund, Janus Henderson International Value Fund, Janus Henderson Large Cap Value Fund, and
Janus Henderson Value Plus Income Fund, is incorporated herein by reference to Exhibit (h)(157) to
Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).

(h)(155)
Management Fee Waiver Agreement dated June 9, 2022, between Janus Henderson Investors US LLC and
Janus Investment Fund, regarding Janus Henderson U.S. Managed Volatility Fund, is incorporated herein by reference to Exhibit (h)(155) to Post-Effective Amendment No. 309, filed on August 16, 2022 (File No.
2-34393).

(h)(156)
Letter Agreement dated May 31, 2022, to Administration Agreement between Janus Investment Fund and
Janus Henderson Investors US LLC, on behalf of Janus Henderson Emerging Markets Managed Volatility
Fund, Janus Henderson Global Income Managed Volatility Fund, and Janus Henderson International
Managed Volatility Fund, is incorporated herein by reference to Exhibit (h)(156) to Post-Effective
Amendment No. 307, filed on June 9, 2022 (File No. 2-34393).

(h)(157)
Letter Agreement dated July 14, 2022, to Sub-Administration Agreement between Janus Henderson Investors
US LLC and BNP Paribas Financial Services, LLC, is incorporated herein by reference to Exhibit (h)(157) to
Post-Effective Amendment No. 309, filed on August 16, 2022 (File No. 2-34393).

(h)(158)
Letter Agreement dated May 31, 2022, regarding Janus Henderson Services US LLC Amended and Restated
Transfer Agency Agreement, is incorporated herein by reference to Exhibit (h)(158) to Post-Effective
Amendment No. 307, filed on June 9, 2022 (File No. 2-34393).

(h)(159)
Letter Agreement dated June 21, 2022, to Administration Agreement between Janus Investment Fund and
Janus Henderson Investors US LLC, on behalf of Janus Henderson Adaptive Risk Managed U.S. Equity
Fund, is incorporated herein by reference to Exhibit (h)(159) to Post-Effective Amendment No. 309, filed on
August 16, 2022 (File No. 2-34393).

(h)(160)
Letter Agreement dated June 21, 2022, regarding Janus Henderson Services US LLC Amended and Restated
Transfer Agency Agreement, is incorporated herein by reference to Exhibit (h)(160) to Post-Effective
Amendment No. 309, filed on August 16, 2022 (File No. 2-34393).

(h)(161)
Expense Limitation Agreement dated August 1, 2022, between Janus Henderson Investors US LLC and Janus
Investment Fund, regarding Janus Henderson Sustainable Multi-Asset Allocation Fund, is incorporated herein by reference to Exhibit (h)(161) to Post-Effective Amendment No. 309, filed on August 16, 2022 (File No.
2-34393).

(h)(162)
Form of Letter Agreement to Sub-Administration Agreement between Janus Henderson Investors US LLC and BNP Paribas Financial Services, LLC, is incorporated herein by reference to Exhibit (h)(162) to
Post-Effective Amendment No. 309, filed on August 16, 2022 (File No. 2-34393).

(h)(163)
Letter Agreement dated August 1, 2022, regarding Janus Henderson Services US LLC Amended and
Restated Transfer Agency Agreement, is incorporated herein by reference to Exhibit (h)(163) to
Post-Effective Amendment No. 309, filed on August 16, 2022 (File No. 2-34393).

(h)(164)
Letter Agreement dated August 1, 2022, to Administration Agreement between Janus Investment Fund and
Janus Henderson Investors US LLC, on behalf of Janus Henderson Sustainable Multi-Asset Allocation Fund,
is incorporated herein by reference to Exhibit (h)(164) to Post-Effective Amendment No. 309, filed on
August 16, 2022 (File No. 2-34393).

Exhibit (i) – Legal Opinion
(i)(1)
Opinion and Consent of Counsel with respect to shares of Janus Growth and Income Fund and Janus
Worldwide Fund is incorporated herein by reference to Exhibit 10(b) to Post-Effective Amendment No. 79,
filed on December 18, 1996 (File No. 2-34393).

(i)(2)
Opinion and Consent of Counsel with respect to shares of Janus Enterprise Fund, Janus Balanced Fund and
Janus Short-Term Bond Fund is incorporated herein by reference to Exhibit 10(c) to Post-Effective
Amendment No. 80, filed on February 14, 1997 (File No. 2-34393).

(i)(3)
Opinion and Consent of Messrs. Sullivan and Worcester with respect to shares of Janus Venture Fund is incorporated herein by reference to Exhibit 10(e) to Post-Effective Amendment No. 81, filed on June 26,
1997 (File No. 2-34393).

(i)(4)
Opinion and Consent of Messrs. Sullivan and Worcester with respect to shares of Janus Flexible Income
Fund is incorporated herein by reference to Exhibit 10(f) to Post-Effective Amendment No. 81, filed on
June 26, 1997 (File No. 2-34393).

(i)(5)
Opinion and Consent of Counsel with respect to shares of Janus Overseas Fund is incorporated herein by reference to Exhibit 10(i) to Post-Effective Amendment No. 81, filed on June 26, 1997 (File No. 2-34393).

(i)(6)
Opinion and Consent of Counsel with respect to shares of Janus High-Yield Fund and Janus Olympus Fund is incorporated herein by reference to Exhibit 10(l) to Post-Effective Amendment No. 68, filed on
September 14, 1995 (File No. 2-34393).

(i)(7)
Opinion and Consent of Counsel with respect to shares of Janus Money Market Fund, Janus Government
Money Market Fund, and Janus Tax-Exempt Money Market Fund is incorporated herein by reference to
Exhibit 10(o) to Post-Effective Amendment No. 76, filed on September 23, 1996 (File No. 2-34393).

(i)(8)
Opinion and Consent of Counsel with respect to shares of Janus Global Life Sciences Fund filed as Exhibit
10(p) to Post-Effective Amendment No. 82, filed on September 16, 1997 (File No. 2-34393), has been withdrawn.

(i)(9)
Opinion and Consent of Counsel with respect to shares of Janus Global Life Sciences Fund and Janus Global
Technology Fund is incorporated herein by reference to Exhibit 9(q) to Post-Effective Amendment No. 85,
filed on September 10, 1998 (File No. 2-34393).

(i)(10)
Opinion and Consent of Counsel with respect to shares of Janus Orion Fund is incorporated herein by reference to Exhibit 9(s) to Post-Effective Amendment No. 92, filed on March 17, 2000 (File No. 2-34393).

(i)(11)
Opinion and Consent of Counsel with respect to Janus Mid Cap Value Fund and Janus Small Cap Value
Fund dated April 17, 2003, is incorporated herein by reference to Exhibit 9(x) to Post-Effective Amendment
No. 109, filed on April 17, 2003 (File No. 2-34393).

(i)(12)
Opinion and Consent of Counsel with respect to Janus Explorer Fund and Janus Research Fund is incorporated herein by reference to Exhibit 9(y) to Post-Effective Amendment No. 112, filed on
December 10, 2004 (File No. 2-34393).

(i)(13)
Opinion and Consent of Counsel with respect to Janus Smart Portfolio – Growth, Janus Smart Portfolio –
Moderate and Janus Smart Portfolio – Conservative is incorporated herein by reference to Exhibit 9(z) to
Post-Effective Amendment No. 116, filed on December 30, 2005 (File No. 2-34393).

(i)(14)
Opinion and Consent of Counsel with respect to Janus Investment Fund Class A, C, R, S, and I Shares, as
applicable, dated July 2, 2009, is incorporated herein by reference to Exhibit (i)(22) to Post-Effective
Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(i)(15)
Opinion and Consent of Counsel with respect to Janus Forty Fund, dated July 2, 2009, is incorporated herein by reference to Exhibit (i)(23) to Post-Effective Amendment No. 126, filed on July 2, 2009 (File No.
2-34393).

(i)(16)
Opinion and Consent of Counsel with respect to Janus Global Real Estate Fund, dated July 2, 2009, is incorporated herein by reference to Exhibit (i)(24) to Post-Effective Amendment No. 126, filed on July 2,
2009 (File No. 2-34393).

(i)(17)
Opinion and Consent of Counsel with respect to INTECH Risk-Managed Value Fund, dated July 2, 2009, is incorporated herein by reference to Exhibit (i)(27) to Post-Effective Amendment No. 126, filed on July 2,
2009 (File No. 2-34393).

(i)(18)
Opinion and Consent of Counsel with respect to Janus Global Bond Fund, dated December 28, 2010, is incorporated herein by reference to Exhibit (i)(35) to Post-Effective Amendment No. 137, filed on
December 27, 2010 (File No. 2-34393).

(i)(19)
Opinion and Consent of Counsel with respect to Janus Asia Equity Fund, dated July 29, 2011, is incorporated herein by reference to Exhibit (i)(39) to Post-Effective Amendment No. 157, filed on July 29, 2011 (File No.
2-34393).

(i)(20)
Opinion and Consent of Counsel with respect to Perkins Select Value Fund, dated December 15, 2011, is incorporated herein by reference to Exhibit (i)(41) to Post-Effective Amend No. 167, filed on December 15,
2011 (File No. 2-34393).

(i)(21)
Opinion and Consent of Counsel with respect to Janus Investment Fund Class N Shares, dated May 31, 2012, is incorporated herein by reference to Exhibit (i)(43) to Post-Effective Amendment No. 175, filed on May 31,
2012 (File No. 2-34393).

(i)(22)
Opinion and Consent of Counsel with respect to Janus Multi-Sector Income Fund, dated February 28, 2014, is incorporated herein by reference to Exhibit (i)(46) to Post-Effective Amendment No. 198, filed on
February 28, 2014 (File No. 2-34393).

(i)(23)
Opinion and Consent of Counsel with respect to Janus Unconstrained Bond Fund, dated May 27, 2014, is incorporated herein by reference to Exhibit (i)(47) to Post-Effective Amendment No. 203, filed on May 23,
2014 (File No. 2-34393).

(i)(24)
Opinion and Consent of Counsel with respect to Class D Shares of INTECH U.S. Managed Volatility Fund,
dated December 22, 2014, is incorporated herein by reference to Exhibit (i)(49) to Post-Effective Amendment
No. 213, filed on December 22, 2014 (File No. 2-34393).

(i)(25)
Opinion and Consent of Counsel with respect to Class R Shares of Janus Global Unconstrained Bond Fund,
dated January 8, 2015, is incorporated herein by reference to Exhibit (i)(50) to Post-Effective Amendment
No. 218, filed on February 6, 2015 (File No. 2-34393).

(i)(26)
Opinion and Consent of Counsel with respect to Janus Adaptive Global Allocation Fund, dated June 23,
2015, is incorporated herein by reference to Exhibit (i)(52) to Post-Effective Amendment No. 225, filed on
June 23, 2015 (File No. 2-34393).

(i)(27)
Opinion and Consent of Counsel with respect to Class D Shares of Janus Forty Fund, dated January 26,
2017, is incorporated herein by reference to Exhibit (i)(53) to Post-Effective Amendment No. 241, filed on
January 27, 2017 (File No. 2-34393).

(i)(28)
Opinion and Consent of Counsel with respect to Class N Shares of Janus Global Technology Fund, dated
January 26, 2017, is incorporated herein by reference to Exhibit (i)(54) to Post-Effective Amendment No.
241, filed on January 27, 2017 (File No. 2-34393).

(i)(29)
Opinion and Consent of Counsel with respect to Class R Shares of Janus Research Fund, dated January 26,
2017, is incorporated herein by reference to Exhibit (i)(55) to Post-Effective Amendment No. 241, filed on
January 27, 2017 (File No. 2-34393).

(i)(30)
Opinion and Consent of Counsel with respect to Janus Henderson Emerging Markets Fund, Janus Henderson
International Opportunities Fund, Janus Henderson Global Equity Income Fund, Janus Henderson European
Focus Fund, Janus Henderson Strategic Income Fund, Janus Henderson All Asset Fund, Janus Henderson
International Long/Short Equity Fund, Janus Henderson Dividend & Income Builder Fund, Janus
Henderson U.S. Growth Opportunities Fund, and Janus Henderson International Small Cap Fund, is
incorporated herein by reference to Exhibit (i)(56) to Post-Effective Amendment No. 251, filed on June 5,
2017 (File No. 2-34393).

(i)(31)
Opinion and Consent of Counsel with respect to Class N Shares of Janus Henderson Asia Equity Fund, Janus
Henderson Global Life Sciences Fund, and Janus Henderson Global Real Estate Fund is incorporated herein by reference to Exhibit (i)(43) to Post-Effective Amendment No. 269, filed on January 26, 2018 (File No.
2-34393).

(i)(32)
Opinion and Consent of Counsel with respect to Janus Henderson Global Sustainable Equity Fund, is
incorporated herein by reference to Exhibit (i)(41) to Post-Effective Amendment No. 297, filed on June 25,
2020 (File No. 2-34393).

(i)(33)
Opinion and Consent of Counsel with respect to Class R Shares of Janus Henderson Global Sustainable
Equity Fund, is incorporated herein by reference to Exhibit (i)(41) to Post-Effective Amendment No. 302,
filed on January 28, 2021 (File No. 2-34393).

(i)(34)	Opinion and Consent of Counsel with respect to Janus Henderson Sustainable Multi-Asset Allocation Fund, is filed herein as Exhibit (i)(34).
Exhibit (j) – Other Opinions (Not Applicable)
Exhibit (k) – Omitted Financial Statements (Not Applicable)
Exhibit (l) – Initial Capital Agreements (Not Applicable)
Exhibit (m) – Rule 12b-1 Plan
(m)(1)
Form of Distribution and Shareholder Servicing Plan for Class A Shares is incorporated herein by reference to Exhibit (m)(1) to Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(m)(2)
Form of Distribution and Shareholder Servicing Plan for Class C Shares is incorporated herein by reference to Exhibit (m)(2) to Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(m)(3)
Form of Distribution and Shareholder Servicing Plan for Class R Shares is incorporated herein by reference to Exhibit (m)(3) to Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

(m)(4)
Form of Distribution and Shareholder Servicing Plan for Class S Shares is incorporated herein by reference to Exhibit (m)(4) to Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).

Exhibit (n) – Rule 18f-3 Plan

(n)(1)	Form of Amended Rule 18f-3 Plan is incorporated herein by reference to Exhibit (n)(6) to Post-Effective Amendment No. 126, filed on July 2, 2009 (File No. 2-34393).
(n)(2)	Form of Amended Rule 18f-3 Plan is incorporated herein by reference to Exhibit (n)(7) to Post-Effective Amendment No. 130, filed on February 16, 2010 (File No. 2-34393).
(n)(3)
Form of Rule 18f-3 Plan for Janus Investment Fund with respect to the Money Market Funds is incorporated herein by reference to Exhibit (n)(8) to Post-Effective Amendment No. 130, filed on February 16, 2010 (File
No. 2-34393).

(n)(4)	Amended Rule 18f-3 Plan, dated March 15, 2012, is incorporated herein by reference to Exhibit (n)(9) to Post-Effective Amendment No. 175, filed on May 31, 2012 (File No. 2-34393).
(n)(5)	Amended Rule 18f-3 Plan, dated June 16, 2016, is incorporated herein by reference to Exhibit (n)(10) to Post-Effective Amendment No. 234, filed on August 15, 2016 (File No. 2-34393).
(n)(6)	Amended Rule 18f-3 Plan, dated May 10, 2018, is incorporated herein by reference to Exhibit (n)(6) to Post-Effective Amendment No. 278, filed on August 13, 2018 (File No. 2-34393).
(n)(7)	Amended Rule 18f-3 Plan, dated December 31, 2020, is incorporated herein by reference to Exhibit (n)(7) to Post-Effective Amendment No. 302, filed on January 28, 2021 (File No. 2-34393).
Exhibit (o) – Reserved
Exhibit (p) – Codes of Ethics
(p)(1)	Janus Henderson Code of Ethics, as revised January 1, 2022, is incorporated herein by reference to Exhibit (p)(1) to Post-Effective Amendment No. 304, filed on January 28, 2022 (File No. 2-34393).
Exhibit (q) – Power of Attorney
(q)(1)	Powers of Attorney, dated November 29, 2019, are incorporated herein by reference to Exhibit (q)(1) to Post-Effective Amendment No. 292, filed on November 29, 2019 (File No. 2-34393).
ITEM 29.
Persons Controlled by or Under Common Control with Registrant
The Board of Trustees of Janus Investment Fund is the same as that of Janus Aspen Series. Nonetheless, Janus Investment Fund takes the position that it is not under common control with Janus Aspen Series because the power residing in the respective boards arises as the result of an official position with each respective Trust.
In addition to serving as the investment adviser of Janus Investment Fund, Janus Henderson Investors US LLC serves as the investment adviser of Clayton Street Trust, Janus Aspen Series, and Janus Detroit Street Trust, three registered open-end investment management companies. Additionally, certain officers of Janus Investment Fund and Janus Aspen Series serve as officers of Clayton Street Trust and Janus Detroit Street Trust. Nonetheless, Janus Investment Fund takes the position that it is not under common control with such other Trusts because the power residing in the respective officers arises as a result of an official position with each respective Trust.
ITEM 30.
Indemnification
Article VI of Janus Investment Fund’s (the “Trust”) Amended and Restated Agreement and Declaration of Trust provides for indemnification of certain persons acting on behalf of the Funds. In general, Trustees, officers and Advisory Board members will be indemnified against liability and against all expenses of litigation incurred by them in connection with any action, suit or proceeding (or settlement of the same) in which they become involved by virtue of their connection with the Funds, unless their conduct is determined to constitute willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. A determination that a person covered by the indemnification provisions is entitled to indemnification may be made by the court or other body before which the proceeding is brought, or by either a vote of a majority of a quorum of Trustees who are neither “interested persons” (as defined under the Investment Company Act of 1940, as amended, i.e., “Non-interested Trustees”) of the Trust nor parties to the proceeding or by an independent legal counsel in a written opinion. The Funds also may advance money for these expenses, provided that the Trustee or officer undertakes to repay the Funds if his or her conduct is later determined to preclude indemnification, and that either he or she provide security for the undertaking, the Trust be insured against losses resulting from lawful advances or a majority of a quorum of Non-interested Trustees, or independent legal counsel in a written opinion, determines that he or she ultimately will be found to be entitled to indemnification. The Trust also maintains a liability insurance policy covering its Trustees, officers and any Advisory Board members.
Additionally, a majority of the Non-interested Trustees have entered into an Indemnification Agreement with the Trust, which agreement provides that the Trust shall indemnify the Non-interested Trustee against certain liabilities which such Trustee may incur while acting in the capacity as a trustee, officer, employee or authorized agent of the Trust to the fullest extent permitted by law, now or in the future, and requires indemnification and advancement of expenses unless prohibited by law. The Indemnification Agreement cannot be altered without the consent of the Non-interested Trustee and the Trust. In addition, the

Indemnification Agreement adopts certain presumptions and procedures which may make the process of indemnification and advancement of expenses more timely, efficient, and certain. In accordance with Section 17(h) of the 1940 Act, the Indemnification Agreement does not protect a Non-interested Trustee against any liability to the Trust or its shareholders to which such Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.
ITEM 31.
Business and Other Connections of Investment Adviser
The only business of Janus Henderson Investors US LLC is to serve as the investment adviser and administrator of the Registrant and as investment adviser or subadviser to several other mutual funds, exchange-traded funds, unregistered investment companies, and for individual, charitable, corporate, private, and retirement accounts. Business backgrounds of the principal executive officers and directors of the adviser that also hold positions with the Registrant are included under “Trustees and Officers” in the Statement(s) of Additional Information included in this Registration Statement. The principal executive officers of the investment adviser and their position(s) with the adviser are listed in Schedule A of the adviser’s Form ADV as filed with the Securities and Exchange Commission (File No. 801-13991, dated May 19, 2022), which information from such schedule is incorporated herein by reference.
ITEM 32.
Principal Underwriters
(a)
Janus Henderson Distributors US LLC (“Janus Henderson Distributors”) serves as principal underwriter for the Registrant, Janus Aspen Series, and Clayton Street Trust.

(b)
The principal business address, positions with Janus Henderson Distributors and positions with the Registrant of Michelle Rosenberg and Kristin Mariani, officers of Janus Henderson Distributors, are described under “Trustees and Officers” in the Statement(s) of Additional Information included in this Registration Statement. The principal executive officers of Janus Henderson Distributors are as follows:
Name	Position(s) with Janus Henderson Distributors
Nicholas J. Cherney	Head of Exchange Traded Products
Peter Falconer	Assistant Secretary
Stephanie Grauerholz	Head of Legal, North America
Brennan A. Hughes	Chief Accounting Officer and Treasurer
John E. Ingram	President
Bruce L. Koepfgen	Head of North America
Karlene J. Lacy	Global Head of Tax
Kristin Mariani	Head of Compliance, North America
Michael L. Mulder	Chief Compliance Officer
Michelle R. Rosenberg	General Counsel and Secretary
Russell P. Shipman	Head of Retirement Sales and Strategy
Messrs. Cherney, Falconer, Hughes, Ingram, Koepfgen, Mulder, and Shipman, and Mses. Grauerholz and Lacy do not hold any positions with the Registrant. Their principal business address is 151 Detroit Street, Denver, Colorado 80206-4805.
(c)
Not Applicable.
ITEM 33.
Location of Accounts and Records
The accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained by Janus Henderson Investors US LLC, 151 Detroit Street, Denver, Colorado 80206-4805 and 720 South Colorado Blvd., Denver, Colorado 80206-1929; Iron Mountain, 5151 E. 46th Avenue, Denver, Colorado 80216, 11333 E. 53rd Avenue, Denver, Colorado 80239, and 3576 Moline Street, Aurora, Colorado 80010; Janus Henderson Services US LLC, 720 South Colorado Blvd., Denver, Colorado 80206-1929; BNP Paribas, 787 Seventh Avenue, New York, New York 10019; State Street Bank and Trust Company, John Adams Building, 1776 Heritage Drive, North Quincy, Massachusetts 02171, and Josiah Quincy Building, 200 Newport Avenue, North Quincy, Massachusetts 02171; State Street Corporation, State Street Global Advisors, Inc., State Street Global Markets, LLC, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111; JPMorgan Chase Bank, National Association, 383 Madison Avenue, New York, New York 10179; Deutsche Bank AG, New York Branch, 60 Wall Street, New York, New York 10005; and BNP Paribas Financial Services, LLC, 720 South Colorado Blvd., Denver, Colorado 80246. Certain records relating to the day-to-day portfolio management of Janus Henderson Absolute Return Income Opportunities Fund are kept at the offices of Janus Henderson Investors US LLC, 1111 Bayside Dr., Suite 175, Corona Del Mar, California 92625. Certain records relating to the day-to-day portfolio management of

Janus Henderson Emerging Markets Fund are kept at the offices of Janus Henderson Investors US LLC, 53 State Street, Suite 2104, Boston, MA 02109. Certain records relating to the day-to-day portfolio management of Janus Henderson Global Technology and Innovation Fund are kept at the offices of Janus Henderson Investors US LLC, 580 California Street, Suite 1243, San Francisco, California 94104. Certain records relating to the day-to-day portfolio management of Janus Henderson Mid Cap Value Fund, Janus Henderson Small Cap Value Fund, and Janus Henderson Small-Mid Cap Value Fund are kept at the offices of Janus Henderson Investors US LLC, 311 S. Wacker Drive, Suite 6000, Chicago, Illinois 60606. Certain records relating to the day-to-day portfolio management of Janus Henderson U.S. Managed Volatility Fund (subsequently named Janus Henderson Adaptive Risk Managed U.S. Equity Fund) are kept at the offices of Intech Investment Management LLC, 250 S. Australian Ave., Suite 1800, West Palm Beach, Florida 33401. Certain records relating to the day-to-day portfolio management of Janus Henderson Asia Equity Fund, Janus Henderson Global Real Estate Fund, Janus Henderson Emerging Markets Fund, Janus Henderson International Opportunities Fund, Janus Henderson Global Equity Income Fund, Janus Henderson European Focus Fund, Janus Henderson Developed World Bond Fund, Janus Henderson Global Sustainable Equity Fund, Janus Henderson Global Bond Fund, and Janus Henderson Dividend & Income Builder Fund, are kept at the offices of Janus Henderson Investors UK Limited, 201 Bishopsgate, London EC2M 3AE.
ITEM 34.
Management Services
The Registrant has no management-related service contracts that are not discussed in Part A or Part B of this form.
ITEM 35.
Undertakings
Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Denver, and State of Colorado, on the 17th day of August, 2022.
JANUS INVESTMENT FUND
By:	/s/ Michelle R. Rosenberg
Michelle R. Rosenberg, Interim President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Michelle R. Rosenberg	Interim President and Chief Executive Officer (Principal Executive Officer)	August 17, 2022
Michelle R. Rosenberg
/s/ Jesper Nergaard	Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	August 17, 2022
Jesper Nergaard
Alan A. Brown*	Chairman and Trustee	August 17, 2022
Alan A. Brown
William D. Cvengros*	Trustee	August 17, 2022
William D. Cvengros
Raudline Etienne*	Trustee	August 17, 2022
Raudline Etienne
William F. McCalpin*	Trustee	August 17, 2022
William F. McCalpin
Gary A. Poliner*	Trustee	August 17, 2022
Gary A. Poliner
Diane L. Wallace*	Trustee	August 17, 2022
Diane L. Wallace
Linda S. Wolf*	Trustee	August 17, 2022
Linda S. Wolf

/s/ Abigail Murray
*By:	Abigail Murray Attorney-In-Fact
Pursuant to Powers of Attorney, dated November 29, 2019, incorporated herein by reference to Exhibit (q)(1) to Post-Effective Amendment No. 292, filed on November 29, 2019.

INDEX OF EXHIBITS
Exhibit Number	Exhibit Title
Exhibit (d)(65)	Investment Advisory Agreement
Exhibit (i)(34)	Opinion and Consent of Counsel